SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):   September 10, 2007

TECHNEST HOLDINGS, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-27023	88-0357272
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

10411 Motor City Drive, Suite 650, Bethesda, MD 20817
 (Address of principal executive offices) (Zip Code)

10411 Motor City Drive, Suite 650, Bethesda, MD 20817
 (Mailing Address)

(301) 767-2810
 (Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below).

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01                            Entry into a Material Definitive Agreement

On September 10, 2007, Technest Holdings, Inc. (the “Company” or “Technest”) and its wholly owned subsidiary, E-OIR Technologies, Inc. (“EOIR”), entered into a Stock Purchase Agreement with EOIR Holdings LLC, a Delaware limited liability company ( “LLC”), pursuant to which Technest will sell EOIR to LLC.  LLC is an entity formed on August 9, 2007 for the purposes of facilitating this transaction and is an affiliate of The White Oak Group, Inc., an Atlanta, Georgia based private investment firm focused on investments in the aerospace and defense industry, with an emphasis on the following sectors: Homeland security (detection and deterrence); avionics and instrumentation; command and control; and communication networks and services.

The sale of EOIR to LLC will be structured as a stock sale in which LLC will acquire all of the outstanding stock of EOIR in exchange for approximately $34 million in cash, $11 million of which will be paid at closing and $23 million of which will be paid upon the successful re-award to EOIR of the contract with the U.S. Army's Night Vision and Electronics Sensors Directorate.

Summary of the Transaction

Pursuant to the terms of the Stock Purchase Agreement, at the closing, LLC will acquire all of the outstanding common stock of EOIR from Technest and LLC will pay Technest $11 million in cash.  The initial cash payment due at closing will be subject to adjustment (up or down) depending on EOIR’s net working capital on the closing date.  In addition to the initial cash payment, LLC has agreed to pay Technest an additional contingent payment of $23 million if, on or prior to December 31, 2009, EOIR is awarded the follow-on of EOIR’s current contract with the U.S. Army's Night Vision and Electronics Sensors Directorate.

Technest and LLC have agreed to deposit $200,000 of the initial purchase price payment and $2.3 million of the contingent purchase price payment (if any) in an escrow account to secure indemnification obligations of Technest under the Stock Purchase Agreement.

The transaction has been approved unanimously by the board of directors of Technest and EOIR. The board of directors of Technest was advised by Rodman & Renshaw, LLC who acted as a financial advisor to Technest and provided a fairness opinion to the Technest board as to the fairness of the consideration to be received by Technest.

Conditions to Completion of the Transaction

Technest and LLC will complete the transaction when all of the conditions to closing are satisfied or waived, including among other things, approval of the transaction by the stockholders of Technest.  In addition, as a condition to closing, LLC, which is in the process of applying for a small business investment company license under the Small Business Investment Company Act of 1958, must obtain the approval of the transaction as a “pre-license investment” from the Small Business Administration.

In connection with the Stock Purchase Agreement, certain stockholders of Technest representing approximately 42% of Technest’s outstanding Common Stock, entered into Voting Agreements, a form of which is attached to this Current Report as Exhibit 2.2, pursuant to which such stockholders agreed to vote their Technest shares in favor of the proposed transaction.  A list of the signatories to that Voting Agreement is attached to Exhibit 2.2.

The foregoing summary of the Stock Purchase Agreement and the transactions contemplated therein is qualified in its entirety by reference to the full text of the Stock Purchase Agreement, which is attached as Exhibit 2.1 to this Current Report.  The Stock Purchase Agreement contains representations and warranties that the Company, EOIR and the LLC made to each other as of the date of the Stock Purchase Agreement or other specific dates, and such representations and warranties should not be relied upon by any other person.  The assertions embodied in those representations and warranties were made solely for purposes of the contract between the Company, EOIR and the LLC and are subject to important qualifications and limitations agreed to by the Company, EOIR and the LLC in connection with negotiating the Stock Purchase Agreement.  You should not rely on the representations and warranties as accurate or complete characterizations of the actual state of facts as of any specified date, since they are modified in important part by the underlying disclosure schedules and are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk between the Company and the LLC rather than establishing matters as facts.

ITEM 8.01.      Other Events.

     On September 13, 2007, Technest issued a press release announcing that it had entered into the Stock Purchase Agreement, a copy of which is attached hereto as Exhibit 99.1 and incorporated by reference herein.

ITEM 9.01     Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
2.1	Stock Purchase Agreement dated September 10, 2007 between Technest Holdings, Inc., EOIR Holdings, LLC and E-OIR Technologies, Inc.
2.2	Form of Voting Agreement with a list of signatories.
99.1	Press release dated September 13, 2007 issued by the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TECHNEST HOLDINGS, INC. By: /s/ Gino M. Pereira Chief Financial Officer

Date:  September 13, 2007

EXHIBIT INDEX

Exhibit No.	Description
2.1	Stock Purchase Agreement dated September 10, 2007 between Technest Holdings, Inc., EOIR Holdings, LLC and E-OIR Technologies, Inc. Filed herewith.
2.2	Form of Voting Agreement with a list of signatories. Filed herewith.
99.1	Press release dated September 13, 2007 issued by the Company. Filed herewith.